Exhibit 5.1

CLIFFORD CHANCE LLP AVENUE LOUISE 65 BOX 2 1050 BRUSSELS BELGIUM Tel +32 2 533 5911 Fax +32 2 533 5959 www.cliffordchance.com

Your reference: Our reference: 80-40613232 Direct Dial: +32 2 533 5072
Materialise NV Technologielaan 15 3001 Leuven (Heverlee) Belgium	niek.depauw@cliffordchance.com 8 July 2016

Dear Sirs and Mesdames,

Materialise NV – Warrants 2015

We have acted as Belgian legal counsel to Materialise NV, a public limited liability company (“naamloze vennootschap die een openbaar beroep op het spaarwezen doet of heeft gedaan”) incorporated under Belgian law with its registered office at Technologielaan 15, 3001 Leuven (Heverlee), Belgium, and enterprise number 0441.131.254 RPR/RPM Leuven (the “Company”), on certain legal matters of Belgian law in connection with the Company’s registration statement (the “Registration Statement”) on Form S-8 filed with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended, in respect of up to 1,400,000 ordinary shares, without nominal value, of the Company (the “Shares”) to be issued upon the exercise of warrants to be granted under the 2015 warrant plan of the Company (the “2015 Warrant Plan”) to members of personnel, directors and consultants of the Company and its subsidiaries (the “Group”).

1.	For the purpose of this opinion we have examined the following documents (the “Documents”):

(a)	the Registration Statement;

(b)	the regulations of the 2015 Warrant Plan incorporated as exhibit 4.3 to the Registration Statement;

(c)	a copy of the notarial deed recording the resolutions taken by the Company’s board of directors’ meeting held on 18 December 2015 with regard to the issuance of the warrants under the 2015 Warrant Plan;

(d)	a copy of an extract of the minutes of the Company’s board of directors’ meeting held on 22 April 2016 clarifying certain aspects of the 2015 Warrant Plan;

CLIFFORD CHANCE LLP

(e)	a copy of the special report of the Company’s board of directors dated 17 December 2015 in accordance with articles 583, 596 and 598 of the Belgian Companies Code (the “Board Report”);

(f)	a copy of the letter of the Belgian Financial Services and Markets Authority dated 8 December 2015 with regard to the Board Report;

(g)	a copy of the report of the Company’s statutory auditor Grant Thornton Bedrijfsrevisoren CVBA dated 17 December 2015 in accordance with articles 596 and 598 of the Belgian Companies Code; and

(h)	a copy of the coordinated articles of association of the Company as at 18 December 2015,

together with such other publicly available documents as we have considered it necessary or desirable.

2.	Our opinion is based upon the following assumptions:

(a)	the genuineness of all signatures, the authenticity of the Documents submitted to us as originals, the conformity to the originals of all Documents submitted to us as copies and the authenticity of the originals of such Documents;

(b)	the Documents have been executed by the persons whose names are indicated thereon as being the names of the signatories or, if such names are not indicated, by the persons authorised to execute such Documents and we have assumed the legal capacity (“bekwaamheid”) of the natural persons executing such Documents;

(c)	the statements of facts contained in the Documents are accurate and complete;

(d)	that documents examined by us in draft or electronic form have been executed substantially in such form;

(e)	all shareholders’ and board of directors’ meetings of the Company were validly convened and held in accordance with the Belgian Companies Code;

(f)	the statements of facts contained in the minutes of all shareholders’ and board of directors’ meetings of the Company are accurate and complete (including, but not limited to, the validity and existence of attendance lists, waivers, powers of attorney, reports, etc. which the minutes refer to);

(g)	that the 2015 Warrant Plan has been, and will at all times be, operated in accordance with its terms; and

(h)	that the Company’s board of directors (or such persons as the board of directors may appoint in accordance with the terms of the 2015 Warrant Plan) will duly grant all warrants under the 2015 Warrant Plan relating to the Shares.

CLIFFORD CHANCE LLP

3.	Based upon the above and subject to the qualifications set out below and to any matters not disclosed to us, we are, as at the date hereof, of the opinion that any Shares to be issued upon exercise of any warrants to be granted under the 2015 Warrant Plan, to the extent that they will be issued by the Company in compliance with the then applicable provisions of the articles of association of the Company, the laws of Belgium, the terms of such warrants and the 2015 Warrant Plan, and that the Company will have received in full all amounts payable by the participants under the 2015 Warrant Plan in respect of such Shares, will be validly issued, fully paid up and non-assessable.

4.	Our opinion is subject to the following qualifications:

(a)	In this opinion, Belgian legal concepts are expressed in English terms and not in their original Dutch or French terms; the concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions; all legal concepts used or referred to in this opinion should be exclusively interpreted according to their respective meaning under the laws of Belgium; in particular, as far as the word “non-assessable” used in paragraph 3 is concerned, please note that this word has no legal meaning under the laws of Belgium and is used in this opinion only to mean that, with respect to the issuance of the Shares, a holder of the Shares will have no obligation to pay any additional amount in excess of the subscription price.

(b)	Belgian company law provides that the beneficiaries of the warrants, other than members of personnel, be mentioned in the Board Report, but does not specify the required level of identification of such beneficiaries in the Board Report. The Board Report identifies the beneficiary directors and consultants by reference to categories. The Company’s board of directors confirmed that the level of identification has not had any influence on its decision to issue the warrants. Therefore, in our view, a court would not nullify the issuance of the warrants on that basis.

5.	This opinion speaks as of its date and is confined to and is given solely on the basis of the laws of Belgium as presently in force, and as generally interpreted and applied by the Belgian courts and authorities on the same date. We do not give any opinion on factual matters.

6.	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under the United States Securities Act of 1933, as amended.

Very truly yours,

/s/ Clifford Chance LLP

Clifford Chance LLP